EXHIBIT 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (Revised)

In accordance with Financial Accounting Standard Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” issued by the Financial Accounting Standards Board, the consolidated statements of operations have been revised from those originally reported for the years ended December 31, 2002, 2001 and 2000 to reflect separately the results of discontinued operations for properties sold during the year ended December 31, 2003. The consolidated financial statements also reflect the Company’s adoption of Financial Accounting Standard Statement No. 145, Rescission of FASB statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. These revisions had no impact on the consolidated balance sheets, statements of shareholders’ equity or statements of cash flows, and had no impact on net income or net income per share for the years ended December 31, 2002, 2001 and 2000. The discussion following in management’s discussion and analysis of financial condition and results of operations reflects both of these changes.

RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS

This and other sections of this Annual Report contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These statements include, but are not limited to, statements about anticipated growth rate of revenues and expenses, anticipated lease-up (and rental concessions) at development properties, planned asset dispositions, disposition pricing, and planned acquisition and developments. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this report on Form 10-K will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

The following are risks that the Company believes could cause results to differ from projected or forecasted results or could have a material adverse effect on the Company’s business.

The Company’s Ability To Make Distributions May Be Adversely Affected By Factors Beyond Its Control

The Company’s ability to generate sufficient cash in order to make distributions to its shareholders depends on its ability to generate funds from operations in excess of scheduled principal payments on debt and capital expenditure requirements. Funds from operations and the value of the Company’s properties may be less because of factors which are beyond the Company’s control. Such events or conditions could include:

•	competition from other apartment communities;

•	overbuilding of new apartment units or oversupply of available apartment units in the Company’s markets, which might adversely affect apartment occupancy or rental rates and/or require rent concessions in order to lease apartment units;

•	increases in operating costs (including real estate taxes and insurance premiums) due to inflation and other factors, which may not be offset by increased rents;

•	the Company’s inability to rent apartments on favorable economic terms;

•	changes in governmental regulations and the related costs of compliance;

•	changes in tax laws and housing laws including the enactment of rent control laws or other laws regulating multifamily housing;

•	changes in interest rate levels and the availability of financing, which could lead renters to purchase homes (if interest rates drop and home loans are available more readily) or increase the Company’s acquisition and operating costs (if interest rates increase and financing is less readily available);

•	weakness in the overall economy which lowers job growth and the associated demand for apartment housing;

•	decisions relating to the dispositions of assets by the Company’s joint ventures; and

•	the relative illiquidity of real estate investments.

Currently, the Company’s funds available for distribution are insufficient to fully finance the payment of distributions to shareholders at the current rate. While the Company has sufficient liquidity to permit distributions at current rates through additional borrowings, any significant further deterioration in operations could result in the Company’s financial resources to be insufficient to pay distributions to shareholders at the current rate, in which event the Company would be required to cut the distribution rate. Any decline in the Company’s funds from operations or property values because of these factors which are beyond its control could adversely affect the Company’s ability to make distributions to its shareholders and could have a material adverse effect on the Company’s stock price.

Debt Level and Refinancing Risk May Adversely Affect Financial Condition and Operating Results

At December 31, 2003, the Company had total debt outstanding of $803.7 million. Payments of principal and interest on borrowings may leave the Company with insufficient cash resources to operate the Communities or pay distributions required to be paid in order for the Company to maintain its qualification as a REIT. The Company intends to keep its total debt below 60% of the undepreciated book value of its assets, although the Company’s charter and bylaws do not limit its debt levels. Circumstances may cause the Company to exceed that target from time to time. As of December 31, 2002, the Company’s ratio of debt to undepreciated book value was approximately 53%. The Company’s Board of Directors can modify this policy at any time which could allow the Company to become more highly leveraged and decrease its ability to make distributions to its shareholders. In addition, the Company must repay its debt upon maturity, and the inability to access debt or equity capital at attractive rates could adversely affect the Company’s financial condition and/or its funds from operations.

Variable Interest Rates May Adversely Affect Our Funds from Operations

At December 31, 2002, approximately $298.8 million of the Company’s debt bore interest at a variable rate. In addition, the Company may incur additional debt in the future that also bears interest at variable rates. Variable-rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect the Company’s funds from operations and the amounts available to pay distributions to shareholders. The Company’s $550 million credit facility with Fannie Mae is predominately a floating rate facility, the interest rates on which have been hedged by means of a number of interest rate swaps and caps. Upon the termination of these swaps and caps, the Company will be exposed to the risks of varying interest rates.

Increasing Insurance Costs May Negatively Impact Financial Condition

Because the Company has substantial real estate holdings, the cost of insuring its properties is a significant item of expense. Due to the events of September 11, 2001 and other recent disasters, premiums for property and casualty insurance have risen significantly in recent months. If the cost of property and casualty insurance continues to rise, its cost of doing business would likely rise, which may in turn negatively impact the Company’s financial condition and results of operations.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The following discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements, and the notes thereto, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires the Company to make a number of estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. On an ongoing basis, the Company evaluates its estimates and assumptions based upon historical experience and various other factors and circumstances. The Company believes that its estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates and assumptions under different future conditions.

The Company believes that the estimates and assumptions that are most important to the portrayal of its financial condition and results of operations, in that they require the most subjective judgments, form the basis of accounting policies deemed to be most critical. These critical accounting policies include capitalization of expenditures and depreciation of assets, impairment of long-lived assets, including goodwill, and fair value of derivative financial instruments.

Capitalization of Expenditures and Depreciation of Assets

The Company carries its real estate assets at their depreciated cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 8 to 40 years for land improvements and buildings, to 5 years for furniture, fixtures, and equipment, all of which are judgmental determinations. Repairs and maintenance costs are expensed as incurred while significant improvements, renovations, and replacements are capitalized. The cost to complete any deferred repairs and maintenance at properties acquired by the Company in order to elevate the condition of the property to the Company’s standards are capitalized as incurred.

Impairment of Long-Lived Assets, Including Goodwill

The Company accounts for long-lived assets in accordance with the provisions of Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Statement 144) and evaluates its goodwill for impairment under Statement No. 142, Goodwill and Other Intangible Assets (Statement 142). The Company evaluates its goodwill for impairment on an annual basis. The Company periodically evaluates its long-lived assets, including its investments in real estate and goodwill, for indicators that would suggest that the carrying amount of the assets may not be recoverable. The judgments regarding the existence of such indicators are based on factors such as operating performance, market conditions, and legal factors.

To evaluate goodwill and the recovery value of long-lived assets, the Company estimates future operating cash flows and uses these cash flow estimates to determine the asset’s fair value. In the apartment industry the primary method used for determining fair values is to divide annual operating cash flows by an appropriate capitalization rate. The Company determines the appropriate capitalization rate by reviewing the prevailing rates in the Community’s market or submarket.

Fair Value of Derivative Financial Instruments

The Company utilizes certain derivative financial instruments during the normal course of business to manage, or hedge, the interest rate risk associated with the Company’s variable rate debt or as hedges in anticipation of future debt transactions to manage well-defined interest rate risk associated with the transaction. The valuation of the derivative financial instruments under SFAS No. 133 requires the Company to make estimates and judgments that affect the fair value of the instruments.

In order for a derivative contract to be designated as a hedge, the relationship between the hedging instrument and the hedged item must be highly effective. The Company performs effectiveness tests using the change in the variable cash flows method at the inception of the hedge and for each reporting period thereafter, through the maturity of the hedge. Any amounts determined to be ineffective are recorded in earnings. The fair value of the hedges are recorded to accumulated other comprehensive income.

While the Company’s calculation of hedge effectiveness contains some subjective determinations, the historical correlation of the rates of the hedge and the underlying hedged item are measured by the Company before entering into the hedge and have been highly related.

OVERVIEW

The following is a discussion of the consolidated financial condition and results of operations of the Company for the years ended December 31, 2002, 2001, and 2000. This discussion should be read in conjunction with all of the consolidated financial statements included in this Annual Report on Form 10-K.

As of December 31, 2002, the total number of apartment units the Company owned or had an ownership interest in, including the 11 properties containing 3,257 apartment units owned by the Company’s joint ventures and one property classified as a discontinued operation was 33,923 in 123 Communities, compared to the 33,411 apartment units in 122 Communities owned at December 31, 2001, and the 33,612 apartment units in 124 Communities owned at December 31, 2000. For properties owned 100% by the Company, the average monthly rental per apartment unit, excluding units in lease-up, increased to $661 at December 31, 2002 from $660 at December 31, 2001 and $642 at December 31, 2000. For these same units, overall occupancy at December 31, 2002, 2001 and 2000 was 91.9%, 92.7% and 94.2%, respectively.

FUNDS FROM OPERATIONS

Funds from operations (“FFO”) represents net income (computed in accordance with accounting principles generally accepted in the United States of America, or “GAAP”) excluding extraordinary items, minority interest in Operating Partnership income, gain or loss on disposition of real estate assets, plus depreciation and amortization related to real estate, and adjustments for the joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust’s (“NAREIT”) recommended definition.

The Company’s policy is to expense the cost of interior painting, vinyl flooring, and blinds as incurred for stabilized properties. During the stabilization period for acquisition properties, these items are capitalized as part of the total repositioning program of newly acquired properties, and, thus are not deducted in calculating FFO.

FFO should not be considered as an alternative to net income or any other GAAP measurement of performance, as an indicator of operating performance or as an alternative to cash flow from operating, investing, and financing activities as a measure of liquidity. The Company believes that FFO is helpful in understanding the Company’s results of operations in that such calculation reflects the Company’s ability to support interest payments and general operating expenses before the impact of certain activities such as changes in other assets and accounts payable. The Company’s calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. The Company views the amount paid to retire preferred stock in excess of carrying values as experienced in 2002 in relation to the retirement of its Series E Preferred Stock as comparable to an extraordinary item for FFO purposes.

FFO decreased during 2002 by approximately $629,000 to $55,394,000 versus $56,023,000 in 2001 and $57,213,000 in 2000, principally because of reduced occupancy and increased concessions at properties owned for more than a year.

Net income decreased during 2002 by approximately $12,557,000 to $16,141,000 versus $28,698,000 in 2001 and $29,787,000 in 2000, principally because 2001 and 2000 experienced net gains of $11,933,000 and $11,587,000, respectively, related to dispositions of assets. In 2002 the Company did not sell any assets. In 2001 and 2000 the Company sold a total of 2,474 units under its disposition strategy, discussed earlier in this Annual Report, and reallocated the majority of the proceeds from those sales to the reduction of debt, the share repurchase program and the completion of development properties.

The following table is a reconciliation of FFO to net income for the three years ended December 31, 2002, 2001 and 2000 (dollars and shares in thousands):

	Years ended December 31,
	2002	2001	2000
	(Revised)	(Revised)	(Revised)
Net income	$16,141	$28,698	$29,787
Preferred dividend distribution	(16,029)	(16,113)	(16,114)
Original issuance costs associated with the redemption of preferred stock	(2,041)	—	—

Net income/(loss) available for common shareholders	(1,929)	12,585	13,673
Depreciation and amortization real estate assets	53,754	51,332	51,206
Depreciation and amortization real estate assets of unconsolidated entities	1,430	1,268	1,210
Minority interest in operating partnership income	388	2,417	2,587
Net gain on insurance settlement proceeds and disposition of assets	(397)	(11,933)	(11,587)
(Gain)/loss on sale of non-depreciable assets	(45)	229	—
Depreciation and amortization real estate assets of discontinued operations	152	125	124
Gain on sale of discontinued operations	—	—	—
Premiums and original issuance costs associated with the redemption of preferred stock	2,041	—	—

Funds from operations	$55,394	$56,023	$57,213

Weighted average shares and units:
Basic	20,415	20,359	20,498
Diluted	20,613	20,464	20,551

RESULTS OF OPERATIONS

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2002 TO THE YEAR ENDED DECEMBER 31, 2001

Property revenues for 2002 increased by approximately $955,000 due primarily to increases of (i) $2,707,000 from the development communities and (ii) $1,424,000 from the acquisition of the Preston Hills apartments in 2002 (“2002 Acquisitions”). These increases were partially offset by decreases of (i) $2,104,000 due to the sales of the Advantages and Canyon Creek apartments in 2001 (“2001 Dispositions”), and (ii) $1,072,000 from the communities owned throughout both periods.

Property operating expenses include costs for property personnel, building repairs and maintenance, real estate taxes and insurance, utilities, landscaping and other property related costs. As a percentage of total property revenues, property operating expenses increased to 40.0% in 2002 compared to 38.7% in 2001. Property operating expenses for 2002 increased by approximately $3,306,000 due primarily to increases of (i) $589,000 due to the development communities, (ii) $571,000 due to the 2002 Acquisitions, and (iii) $3,021,000 due to the communities owned throughout both periods. These increases were partially offset by a decrease of $875,000 from the 2001 Dispositions.

Real estate taxes and insurance increased approximately $2,354,000 from 2001 to 2002 due to increases of (i) $1,598,000 due to increased insurance costs associated with the renewal of the Company’s property and casualty insurance and (ii) $756,000 due to increases in real estate taxes.

Depreciation and amortization expense increased by approximately $3,185,000 primarily due to increases of (i) $874,000 due to the development communities, (ii) $374,000 due to the 2002 Acquisitions and (iii) $2,279,000 due to the communities owned throughout both periods. These increases were partially offset by a decrease of $342,000 from the 2001 Dispositions.

General and administrative expense increased 2.2% or $143,000 as compared to the prior year. Increases in D&O insurance premiums, bank service charges due to the reduction of cash balances held by the Company throughout the year, increased compensation incentives, increased software maintenance expense, and increased legal and director fees due to new regulatory and compliance requirements were partially offset by a decrease in airplane repairs from the prior year and the absence of an airplane lease in 2002 following the purchase of a plane to reduce expenses.

Property management expenses decreased 9.7% or $928,000 as compared to the prior year. The decrease was mainly due to reductions in bonuses and salaries, reduced health insurance costs and reduced franchise and excise taxes from a one-time settlement in 2001.

Interest expense decreased approximately $3,150,000 due primarily to the Company’s ability to take advantage of the decline in interest rates in the second half of 2001 and throughout 2002. The Company’s average borrowing cost at December 31, 2002 was 5.8% as compared to 6.3% on December 31, 2001. The average maturity on the Company’s debt was 10.9 years at December 31, 2002. Amortization of deferred financing costs was $2,712,000 and $2,352,000 for 2002 and 2001, respectively.

For the year ended December 31, 2002, the Company recorded a net gain on disposition of assets and insurance settlement proceeds totaling $397,000 primarily related to insurance settlements. For the year ended December 31, 2001, the Company recorded a net gain on disposition of assets and insurance settlement proceeds totaling $11,933,000 primarily related to the disposition of two properties during the year.

In 2002, the Company recorded a loss of approximately $1,444,000 due to the early extinguishment of debt from debt refinancings during the year. In 2001, the Company recorded a loss of approximately $1,189,000 from the early extinguishment of debt related to the property dispositions during the year.

As a result of the foregoing, income before minority interest in operating partnership income, loss from investments in unconsolidated entities, net gain on insurance settlement proceeds and disposition of assets, discontinued operations and gain on sale of discontinued operations for the year ended December 31, 2002 decreased by $2,769,000 over 2001.

During 2002 the Company completed the construction of the 244 unit Reserve at Dexter Lake Phase III closing out its development commitments. The Company purchased a 464-unit property in July 2002 which it transferred to its joint venture with Crow Holdings in November of 2002. During 2001 the Company completed development of 365 total apartment units in 2 existing communities and sold 2 communities containing 572 total units.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 2001 TO THE YEAR ENDED DECEMBER 31, 2000

Property revenues for 2001 increased by approximately $5,820,000 due primarily to increases of (i) $7,297,000 from the development communities, (ii) $3,150,000 from the communities owned throughout both periods, and (iii) $1,261,000 from the acquisitions of the Huntington Chase and Indigo Point apartments in 2000 (“2000 Acquisitions”). These increases were partially offset by decreases of (i) $4,394,000 due to the sales of the Pine Trails, MacArthur Ridge, Clearbrook Village, McKellar Woods, Winchester Square, Whispering Oaks, 2000 Wynnton, Riverwind and Hollybrook apartments in 2000 (“2000 Dispositions”), and (ii) $1,494,000 due to the 2001 Dispositions.

Property revenues in 2000 included approximately $787,000 of one-time ancillary income fees from an agreement made with an internet service provider. This agreement was terminated early in 2001.

Property operating expenses include costs for property personnel, building repairs and maintenance, real estate taxes and insurance, utilities, landscaping and other property related costs. As a percentage of total property revenues, property operating expenses remained relatively flat at 38.7% in 2001 compared to 38.3% in 2000. Property operating expenses for 2001 increased by approximately $3,186,000 due primarily to increases of (i) $2,870,000 due to the development communities, (ii) $2,367,000 due to the communities owned throughout both periods, and (iii) $435,000 due to the 2000 Acquisitions. These increases were partially offset by decreases of (i) $1,992,000 from the 2000 Dispositions, and (ii) $494,000 from the 2001 Dispositions.

Depreciation and amortization expense increased by approximately $206,000 primarily due to increases of (i) $971,000 due to the development communities, (ii) $352,000 due to communities owned throughout both periods, and (iii) $288,000 due to the 2000 Acquisitions. These increases were partially offset by decreases of (i) $1,099,000 from the 2000 Dispositions, and (ii) $306,000 from the 2001 Dispositions. Amortization of costs in excess of fair value of net assets (“goodwill”) acquired was $259,000 and $312,000, for 2001 and 2000, respectively, which is included in depreciation and amortization in the accompanying consolidated statements of operations.

General and administrative expense increased 8.4% or $504,000 as compared to the prior year. The most significant items contributing to the increase were unusually high airplane repair and maintenance costs, which increased $167,000, D&O insurance, which increased $110,000 due to increasing premiums, and bank service charges, which increased approximately $141,000 due to the reduction of cash balances held by the Company throughout the year.

Property management expenses increased 8.5% or $753,000 as compared to the prior year. The most significant items contributing to the increase were landscape expenses, which increased by $306,000 predominantly due to increased vendor charges, and franchise and excise taxes, which increased by $261,000 as a result of the settlement of disputed prior years’ tax assessments.

Interest expense increased approximately $1,862,000 due primarily to the movement of capitalized interest to interest expense as development properties were completed in 2001. This increase was partially offset by the Company’s ability to take advantage of the decline in interest rates in the second half of 2001. The Company’s average borrowing cost at December 31, 2001 was 6.3% as compared to 7.1% on December 31, 2000. The average maturity on the Company’s debt was 10.0 years at December 31, 2001. Amortization of deferred financing costs was $2,352,000 and $2,758,000 for 2001 and 2000, respectively.

For the year ended December 31, 2001, the Company recorded a net gain on disposition of assets totaling $11,933,000 primarily related to the disposition of the two properties during the year. For the year ended December 31, 2000, the Company recorded a net gain on disposition of assets totaling $11,587,000 primarily related to the disposition of the nine properties during the year of which two were non-taxable exchanges.

In 2001, the Company recorded a loss of approximately $1,189,000 from the early extinguishment of debt related to the property dispositions during the year. In 2000, the Company recorded a loss of approximately $243,000 from the early extinguishment of debt related to the property dispositions during the year.

As a result of the foregoing, income before minority interest in operating partnership income, loss from investments in unconsolidated entities, net gain on insurance settlement proceeds and disposition of assets, discontinued operations and gain on sale of discontinued operations for the year ended December 31, 2001 decreased by $1,431,000 over 2000.

During 2001 the Company completed development of 365 total apartment units in 2 existing communities and sold 2 communities containing 572 total units.

TRENDS

Property revenues during the year ended December 31, 2002, were impacted by general economic weakness and excess supply of apartments, which was evident throughout the majority of the Company’s portfolio. The decrease in new household formations and single family home purchases due to historically low interest rates have affected demand in many of the Company’s markets, which has created extremely competitive leasing environments. These dynamics are expected to continue for the next several quarters. Current occupancy rates, rent growth, and concession levels are not at historical levels and are not expected to improve until the national economy improves.

LIQUIDITY AND CAPITAL RESOURCES

Net cash flow provided by operating activities remained relatively consistent at $81,076,000 for 2002 compared to $80,577,000 for 2001.

Net cash used in investing activities increased during 2002 to $34,182,000 from $13,179,000 in 2001. This increase was primarily due to (i) the purchase of Preston Hills in 2002 for $33,900,000 whereas in 2001 no acquisitions were made, (ii) in 2002 dispositions totaled $36,891,000, including the transfer of a 2/3 interest in Preston Hills to CH/Realty for $23,000,000, compared to dispositions of $22,645,000 in 2001, and (iii) in 2002, the Company completed $2,270,000 of new construction, compared to $16,497,000 in 2001.

The following table summarizes the Company’s remaining communities in various stages of lease-up, as of December 31, 2002:

	Location	Total Units	Finish Date	Initial Occupancy	Anticipated Stabilization
Completed Communities
In Lease-up:
Grand View Nashville	Nashville, TN	433	2Q 2001	3Q 2000	2Q 2003
Reserve at Dexter Lake II	Memphis, TN	244	2Q 2001	1Q 2000	2Q 2003
Reserve at Dexter Lake III	Memphis, TN	244	2Q 2002	2Q 2001	2Q 2003

The Company’s projections assume that the three properties completed but still under lease-up will substantially stabilize during 2003. At December 31, 2002, 797 of the 921 apartments were leased, and the Company believes that the completion of stabilization of these properties in the second quarter of 2003 is highly likely. The Company does not anticipate that its liquidity will be impacted should these properties fail to stabilize in 2003.

Capital improvements to stabilized properties during the 2002 and 2001 totaled $23,083,000 and $19,365,000, respectively. Actual capital expenditures are summarized below (dollars in thousands):

	December 31,
	2002	2001
Recurring capital expenditures at stabilized properties	$12,123	$12,348
Revenue enhancing capital expenditures at stabilized properties	7,367	6,173
Corporate/commercial capital improvements	3,593	844

	$23,083	$19,365

The increase in corporate/commercial capital improvements for 2002 over 2001 is mainly related to the fire at the Company’s corporate headquarters in March of 2002, for which the Company expects to be reimbursed with insurance proceeds.

Net cash used in financing activities decreased from approximately $71,301,000 for 2001 to approximately $48,492,000 during 2002. During 2002 the Company increased its borrowings under its credit lines by $60,623,000 as compared to a decrease of $12,432,000 in 2001 mainly related to refinancings of individual mortgages and the purchase of the Preston Hills apartments. During 2001, the Company used $3,280,000 to repurchase shares of its common stock. No shares were repurchased during 2002.

In August 2002, the Company negotiated an increase from $309 million to $550 million in the borrowing capacity of its existing secured credit facility with Prudential Mortgage Capital, credit enhanced by Fannie Mae (the “FNMA Facility”). The expanded capacity may be utilized only as additional collateral is pledged to secure the facility. At December 31, 2002 the FNMA Facility had an outstanding balance of $346.8 million on an available borrowing base of $351.8 million. $313 million of the FNMA Facility expires in 2004, renewable for two successive 5-year terms, while the remaining $237 million expires in 2007, renewable for a 5-year term. The Company plans to utilize the additional facility capacity to refinance debt maturities over the next 18 months.

The FNMA Facility provides for both fixed and variable rate borrowings. The interest rate on the variable portion renews every 90 days and is based on the FNMA Discount Mortgage Backed Security (“DMBS”) rate on the date of renewal, which has typically approximated three-month LIBOR less an average spread of 0.09%, plus a credit enhancement fee of 0.67% based on the outstanding borrowings. The variable interest rate at December 31, 2002 was 2.1% on variable rate borrowings of $236.8 million. Fixed rate borrowings under the FNMA Facility totaled $110 million at December 31, 2002, at interest rates (inclusive of credit-enhancement fees) from 5.77% to 7.71%, and maturities from 2006 to 2009.

Compass Bank provides an unsecured credit facility to the Company. Outstanding borrowings under this facility at December 31, 2002 were $10 million.

The Company currently maintains a $70 million secured credit facility with a group of banks led by AmSouth Bank. There was $503,000 outstanding under this facility at December 31, 2002. Available borrowing base capacity under this facility was $33.1 million at December 31, 2002.

Each of the Company’s credit facilities is subject to various covenants and conditions on usage. If the Company were to fail to satisfy a condition to borrowing, the available credit under one or more of the facilities could not be drawn, which could adversely affect the Company’s liquidity. Moreover, if the Company were to fail to make a payment or violate a covenant under a credit facility, after applicable cure periods one or more of its lenders could declare a default, accelerate the due date for repayment of all amounts outstanding and/or foreclose on properties securing such facilities. Any such event could have a material adverse effect on the Company.

The Company uses interest rate swaps to manage its current and future interest rate risk. The Company has five interest rate swaps with a total notional balance of $125 million which have variable legs based on one or three-month LIBOR, and fixed legs with an average rate of 6.9%. The swaps have expirations between 2003 and 2007, and have to date proven to be highly effective hedges of the Company’s designated variable rate borrowings of its FNMA Facility. The Company has designed these interest rate swaps as cash flow hedges on its FNMA Facility. Through the use of these swaps the Company believes it has effectively fixed the borrowing rate during these periods of $125 million of variable rate borrowings issued through the FNMA Facility, leaving only $111,839,000 of the FNMA Facility of which the interest rate has not been fixed or hedged. Additionally, the Company has a $46,690,000 Tax-Free Bond Facility with FNMA. The Company has three interest rate swaps with a total notional amount of $34,790,000 which have variable legs based on the BMA Municipal Swap Index and fixed legs with an average rate of 4.2%. These swaps expire in 2007 and 2008, and have to date proven to be highly effective hedges of the designated borrowings of the Tax-Free Bond Facility. The Company also entered into a cap agreement on a notional amount of $6.8 million within the Tax-Free Bond Facility. The 5-year cap agreement has a strike rate of 6% as indexed on the BMA Municipal Swap Index.

The Company has also executed five forward interest rate swaps with a total notional balance of $175 million all of which go into effect in 2003. The variable legs of these forward interest rate swaps are based on three-month LIBOR and the fixed legs have an average rate of 5.2%. The swaps have lives from two to seven years and are designated as cash flow hedges on future planned refinancings.

In 2003, the Company had approximating $151 million of debt maturing including the $142 million of bond indebtedness of Mid-America Capital Partners, L.P., which it funded by debt issued under the FNMA Facility. The rate on the maturing debt is 6.5% and the rate on the replacement debt which has been pre-set through forward interest rate swaps is 5.6%.

The weighted average interest rate and the weighted average maturity at December 31, 2002, for the $803.7 million of debt outstanding were 5.8% and 10.9 years, compared to 6.3% and 10.0 years on $779.66 million of debt outstanding at December 31, 2001.

On October 16, 2002, the Company closed the sale of 474,500 shares of a new 9¼% Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”) at $25 per share for an aggregate principal amount of $11.75 million.

On October 28, 2002, the Company privately placed 400,000 shares of a new 8 5/8% Series G Cumulative Redeemable Preferred Stock (“Series G Preferred Stock”) at $25 per share for an aggregate principal amount of $10 million.

The net proceeds from the issuances of the Series F Preferred Stock and Series G Preferred Stock along with $5 million of debt were used to repurchase and retire all of the 1,000,000 shares of the Company’s Series E Cumulative Redeemable Preferred Stock at a 7% premium (totaling $2.0 million including the write-off of previous issuance costs) for an aggregate purchase price of $26.75 million.

The Company believes that it has adequate resources to fund both its current operations, annual refurbishment of its properties, and incremental investment in new apartment properties. The Company is relying on the efficient operation of the financial markets to finance debt maturities, and also is heavily reliant on the creditworthiness of FNMA, which provides credit enhancement for nearly $400 million of the Company’s debt. The market for FNMA DMBS, which in the Company’s experience is highly effective with three-month LIBOR interest rates, is also an important component of the Company’s liquidity and swap effectiveness. In the event that the FNMA DMBS market becomes less efficient, or the credit of FNMA becomes impaired, the Company would seek alternative sources of debt financing.

The Company believes that cash provided by operations is adequate and anticipates that it will continue to be adequate in both the short and long-term to meet operating requirements (including recurring capital expenditures at the communities) and payment of distributions by the Company in accordance with REIT requirements under the Internal Revenue Code. The Company has loan covenants that limit the total amount of distributions, but believes that it is unlikely that these will be a limiting factor on the Company’s future levels of distributions based on the Company’s current range of forecast of operating performance. The Company expects to meet its long-term liquidity requirements, such as scheduled mortgage debt maturities, property acquisitions, preferred stock redemptions, expansions, and non-recurring capital expenditures, through long and medium term collateralized fixed rate borrowings, potential joint venture transactions and the Company’s credit facilities.

Currently, the Company’s operating cash flow is insufficient to fully finance the payment of distributions to shareholders at the current rate. While the Company has sufficient liquidity to permit distributions at current rates through additional borrowings, any significant further deterioration in operations could result in the Company’s financial resources to be insufficient to pay distributions to shareholders at the current rate, in which event the Company would be required to cut the distribution rate.

The following table reflects the Company’s total contractual cash obligations which consists of its long-term debt as of December 31, 2002 (dollars in 000’s):

Long-Term Debt
2003	$164,484
2004	75,321
2005	3,891
2006	39,990
2007	3,427
Thereafter	516,590

Total	$803,703

OFF-BALANCE SHEET ARRANGEMENTS

At December 31, 2002 and 2001, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. The Company’s joint venture with Blackstone was established in order to raise capital through asset sales to fund development while acquiring management fees to help offset the reduction in revenues from the sale. The Company’s joint venture with Crow Holdings was established to acquire approximately $150 million of multifamily properties. In addition, the Company does not engage in trading activities involving non-exchange traded contracts. As such, the Company is not materially exposed to any financing, liquidity, market, or credit risk that could arise if it had engaged in such relationships. The Company does not have any relationships or transactions with persons or entities that derive benefits from their non-independent relationships with the Company or its related parties other than what is disclosed in Item 8. Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements Note 11.

The Company’s investments in its real estate joint ventures are unconsolidated and are recorded on the equity method as the Company does not have a controlling interest in either joint venture. The Company does have mezzanine loans for $3.4 million at an average rate of 9.6% and $4.7 million at an average rate of 9% with the joint ventures with Blackstone and Crow Holdings, respectively.

INSURANCE

The Company put in place a new insurance program effective July 1, 2002. The program is substantially the same as last year, but includes greater retention levels for liability and workers’ compensation insurance. The Company was later able to have the foreign terrorism exclusion lifted and retains the first $15 million of loss. In the opinion of management, property and casualty insurance is in place that provides adequate coverage to provide financial protection against normal insurable risks such that it believes that any loss experienced would not have a significant impact on the Company’s liquidity, financial position, or results of operations.

INFLATION

Substantially all of the resident leases at the Communities allow, at the time of renewal, for adjustments in the rent payable thereunder, and thus may enable the Company to seek rent increases. The substantial majority of these leases are for one year or less. The short-term nature of these leases generally serves to reduce the risk to the Company of the adverse effects of inflation.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In April 2002, the FASB issued Statement No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No.13, and Technical Corrections (Statement 145). The rescission of Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt and Statement No. 64, Extinguishments of Debt made to Satisfy Sinking-Fund Requirements eliminates an exception to general practice relating to the determination of whether certain items should be classified as extraordinary and is effective in fiscal years beginning after May 15, 2002, with earlier implementation encouraged. The rescission of Statement No. 44 and all other provisions of Statement 145 are effective for fiscal years beginning after May 15, 2002. The impact of adopting Statement 145 resulted in the Company reclassifying the gain or loss on extinguishment of debt that was previously classified as an extraordinary item as a component of operating income for the years December 31, 2002, 2001 and 2000.

In July 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities (Statement 146). Statement 146 requires all companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Statement 146 is to be applied prospectively to exit or disposal activities after December 31, 2002. The impact of adopting Statement 146 is not expected to be material to the Company’s consolidated financial condition or results of operations taken as a whole.

In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34 (Interpretation 45). Interpretation 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. Interpretation 45 also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of Interpretation 45 are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s consolidated financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123 (Statement 148). Statement 148 provides alternative transition methods for voluntary changes to the fair value method of accounting for stock-based employee compensation. Statement 148 is to be adopted for fiscal years ending after December 15, 2002. In addition, Statement 148 requires modified disclosures which can be found in Note 1.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (Interpretation 46). Interpretation 46 requires all companies to consolidate the results of variable interest entities as defined by the Interpretation for which the company has a majority variable interest. Interpretation 46 is to be adopted for fiscal years or interim periods beginning after June 15, 2003. Interpretation 46 requires certain disclosures in the financial statements issued after January 31, 2003 if it is reasonably possible that the company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. The impact of adopting Interpretation 46 is not expected to have a material effect on the Company’s consolidated financial statements.